Sphere 3D Files Second Supplement to Definitive Proxy Statement

•	Common shares held by additional shareholders to be excluded from minority approval vote.
•	Institutional Shareholders Services Inc. (ISS) recommends that shareholders vote FOR the proposed sale by Sphere 3D of Overland Storage.

SAN JOSE, Calif. – May 24, 2018 – Sphere 3D Corp. (NASDAQ: ANY), a containerization, virtualization, and data management solutions provider, today announced that it has filed a second supplement (the “Supplement”) to its definitive proxy statement and management information circular (as amended, the “Definitive Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) and with the applicable Canadian securities regulatory authorities in connection with the solicitation of proxies for use at the special meeting of shareholders scheduled to be held on May 31, 2018 (the “Special Meeting”). At the Special Meeting, shareholders will be asked to, among other things, consider and, if advisable, pass a special resolution approving the sale by Sphere 3D of all of the common shares of its subsidiary Overland Storage, Inc. (the “Share Purchase”).

The Supplement is intended to disclose that common shares held by additional shareholders of Sphere 3D will be excluded from the vote of “minority” shareholders (the “Minority Vote”) required to approve the Share Purchase pursuant to Multilateral Instrument 61–101 Protection of Minority Security Holders in Special Transactions (“MI 61–101”) adopted by certain Canadian securities regulatory authorities. Common shares held by Cyrus Capital Partners, L.P. (including FBC Holdings S.a.r.l. and other managed funds and affiliates) (“Cyrus”) and MF Ventures, LLC (“MFV”), will be excluded from the Minority Vote. This would be in addition to common shares held by related party shareholders already identified in the Definitive Proxy Statement based on their involvement with the entity that would acquire Overland Storage (the “Purchaser”).

Cyrus and MFV are related parties of Sphere 3D, and as described in the Proxy Statement, the net proceeds from the Share Purchase are intended to be used, among other things, to repay outstanding indebtedness owed, directly or indirectly, by Sphere 3D to such parties. In addition, in connection with the Share Purchase, existing security holders and debtors of Sphere 3D (including such related parties) may agree to arrangements pursuant to which outstanding indebtedness owed by Sphere 3D to them would be restructured and assumed by the Purchaser or its affiliates and/or pursuant to which they would, directly or indirectly, receive securities from, or become a debtor of, the Purchaser or its affiliates in consideration for financing the Purchaser or for the restructuring or settlement of indebtedness owed by Sphere 3D to them.

To the knowledge of the directors and executive officers of Sphere 3D, after reasonable inquiry, Cyrus and MFV beneficially owned or controlled, respectively, common shares representing 7.95% and 21% of the outstanding common shares of Sphere 3D as of the record date for the Special Meeting, and a total of 29.79% of the outstanding common shares of Sphere 3D as of the record date for the Special Meeting will be excluded from the Minority Vote. As already disclosed in the Definitive Proxy Statement, common shares held by the Chief Executive Officer, Chief Financial Officer, and Senior Vice President and General Counsel of Sphere 3D are also being excluded from the Minority Vote. For additional information, shareholders are invited to refer to the Supplement.

ISS Recommendation

Institutional Shareholders Services Inc. (ISS), a leading independent proxy advisory firm, made a positive voting recommendation in respect of the Share Purchase and recommends that Shareholders vote in favor of the Share Purchase.

Proxy and Voting Information

The board of directors of Sphere 3D previously established April 10, 2018 as the record date for the determination of shareholders entitled to vote at the Special Meeting.

The Share Purchase is the result of a comprehensive process undertaken by the special committee and the board of directors to review available alternatives. As part of their evaluation, the special committee considered the risks, timing and uncertainties of each of the limited strategic alternatives potentially available to Sphere 3D. The special committee and the board of directors unanimously recommend that the shareholders vote in favor of the resolution approving the Share Purchase.

No action is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears in the Supplement and the Definitive Proxy Statement.

Important information concerning the Share Purchase is set forth in the Definitive Proxy Statement and in the first supplement to the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read in conjunction with, the information set forth in the Supplement, which information shall be considered part of the Definitive Proxy Statement.

Additional Information and Where to Find It

Investors may obtain free copies of the Definitive Proxy Statement, the first supplement thereto, and the Supplement as well as other filings containing information about the Company, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents may also be obtained for free from the Company’s website at www.sphere3d.com. The Definitive Proxy Statement, the first supplement thereto, the Supplement other materials relating to the Special Meeting and additional information relating to the Company may also be found on SEDAR at www.sedar.com.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premises implementations through its global reseller network and professional services organization. Sphere 3D, along with its wholly owned subsidiaries Overland Storage and Tandberg Data, has a strong portfolio of brands, including Overland-Tandberg, HVE ConneXions and UCX ConneXions, dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3D, @HVEconneXions, @ovltb.

Participants in Solicitation

The Company, the Purchaser and their respective executives, officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information about the Company’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 21, 2018, and the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on November 13, 2017. Investors may obtain more detailed information regarding the direct and indirect interests of the Company, the Purchaser and their respective executives, officers and directors in the transaction by reading the Definitive Proxy Statement.

Safe Harbor Statement

This press release contains forward-looking statements, which include, among others, Sphere 3D’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, that may involve risks, uncertainties, and assumptions concerning Silicon Valley Technology Partners’ acquisition of Overland Storage from Sphere 3D, expected financial performance of Sphere 3D, as well as Sphere 3D’s strategic and operational plans. Sphere 3D intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995 and in applicable Canadian securities laws. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” and similar expressions, although not all forward-looking statements contain these words. Actual events, results and the timing of events could differ materially from those anticipated or described in this written communication due to a number of risks and uncertainties. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. The potential risks and uncertainties include, without limitation, the entry into the Purchase Agreement with Purchaser; the possibility that Sphere 3D may be unable to obtain required shareholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement; those related to disruption of management’s attention from Sphere 3D’s ongoing business operations due to the proposed transaction; the effect of the announcement of the transaction on the ability of Sphere 3D to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; general economic conditions; unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; our inability to obtain additional debt or equity financing or to refinance our debt; any increase in our cash needs; Sphere 3D’s ability to maintain listing with the NASDAQ Capital Market; and other risks detailed from time to time in our periodic reports contained in our filings with Canadian securities regulators (www.sedar.com) and in periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). All forward-looking statements speak only as of the date of this written communication or, in the case of any document incorporated by reference, the date of that document. Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
The Blueshirt Group
Lauren Sloane
Tel: +1 415-217-2632
Lauren@blueshirtgroup.com